Exhibit 99.1

PRESS RELEASE

NRG Energy Announces Appointment of New Independent Director

Energy Industry Leader Brings Expertise Across Power, Gas, and Integrated Energy Solutions to the NRG Board of Directors

HOUSTON—May 21, 2026—NRG Energy, Inc. (NYSE: NRG) today announced that Glenn Wright has been appointed to its Board of Directors, effective May 26, 2026.

“Glenn has experience across power markets and customer energy solutions, along with a proven track record managing complex portfolios,” said Antonio Carrillo, NRG Board Chair. “His perspective will be valuable as NRG continues to focus on disciplined execution, long-term value creation, and serving customers. We are pleased to welcome him to the Board.”

Dr. Wright’s appointment brings the NRG Board to 11 members and further reinforces the Board’s role in providing strong governance and stewardship as the company advances its strategy.

About the New Director:

Glenn Wright

Glenn Wright brings extensive leadership from Shell plc where he most recently served as Senior Vice President, Shell Energy Americas, and President and Chief Executive Officer of Shell New Energies, US (2020-2025). In this role, he led efforts to expand renewable generation and scale integrated energy solutions for customers across North and South America.

Earlier, Dr. Wright served as Vice President of Shell Energy Trading Americas, and President and Chief Executive Officer of Shell Energy North America (2016–2020), accountable for the power and gas wholesale trading business in North and South America as well as retail and commercial power operations and advanced customer-focused offerings.

Prior to these roles, he held several leadership positions within Shell’s downstream businesses, including General Manager of Power Trading, Shell Energy North America (2008–2016), General Manager of Business Development, Shell Lubricants (2007-2008), and General Manager of Portfolio Projects, Shell Oil Products, United States (2005-2007). His experience spans wholesale markets, portfolio management, and commercial optimization.

Dr. Wright also held leadership positions at Enterprise Business Development Inc. as Vice President of Business Development (2002-2005) and Enron Corporation as Vice President of Enron Industrial Markets (1999-2002). In his early career, Dr. Wright dedicated several years to Shell plc (1992-1999). He served in a series of engineering, process development, and manufacturing roles, supporting operations and driving performance improvements across the company’s chemical and energy businesses.

PRESS RELEASE

He holds a Ph.D. and MS in chemical engineering and an MBA from the University of Texas at Austin, and a BS in chemical engineering from the Georgia Institute of Technology.

About NRG

NRG is a leading provider of electricity, natural gas, and smart home solutions to eight million customers across North America. The company operates a customer-first platform supported by a diversified supply strategy and the safe, reliable operation of approximately 25 GW of power generation. NRG plays a meaningful role in competitive energy markets and our innovative team is creating the flexible and affordable solutions that households and large businesses need today and in the future.

Media
Laura Avant
Laura.Avant@nrg.com

Investors
Brendan Mulhern
609.524.4767
Investor.relations@nrg.com